UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2022
Astec Industries, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	001-11595	62-0873631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road, Chattanooga, Tennessee 37421
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (423) 899-5898

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ASTE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2021, Astec Industries, Inc. (the “Company”) entered into new severance agreements (“Severance Agreements”) with certain officers, including Barry Ruffalo, Rebecca Weyenberg, Timothy Averkamp, Jaco van der Merwe and Anshu Pasricha (each such named officer, the “Executive”), pursuant to which each Executive would be eligible for certain severance benefits upon a termination of employment under certain circumstances. The original term of the Severance Agreement for each Executive will generally end on the third anniversary of the execution of the agreement, except that, commencing on such third anniversary and on each one-year anniversary of such date thereafter, the term of the Severance Agreement will automatically be extended for an additional year, unless the Company or the Executive give notice of non-renewal not later than 60 days prior to the applicable renewal date.

The Severance Agreements provide that if an Executive’s employment with the Company is terminated (i) by the Company other than due to Cause (as defined in the Severance Agreement), death or Disability (as defined in the Severance Agreement), or (ii) by the Executive for Good Reason (as defined in the Severance Agreement), then, in addition to certain accrued compensation and benefits, the Company will make certain severance payments and provide certain benefits to the Executive, generally as follows (in each case, as further described in the Severance Agreement):

•a lump sum cash amount equal to a pro-rata portion of the Executive’s target annual cash incentive under the Company’s annual incentive programs for the year of termination (based on the number of days employed during such year);
•a lump sum cash amount equal to 1.5 (two for Mr. Ruffalo) multiplied by the sum of (1) the Executive’s annual base salary plus (2) the Executive’s target annual cash incentive;
•cash payment for health coverage equal to monthly cost to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Executive as of the date of the termination multiplied by 18 (24 for Mr. Ruffalo);
•reasonable and customary outplacement services for a period of 18 months (24 months for Mr. Ruffalo) after termination, for up to $10,000; and
•treatment of equity compensation awards as follows:
◦immediate pro-rata vesting of unvested time-based awards (based on the number of calendar days of employment during the vesting period); and
◦pro-rata vesting of unvested performance-based awards (based on the number of days employed during the performance period).

As a condition to receiving the severance compensation described above, an Executive is required to timely sign and not revoke a customary release of claims in favor of the Company.

The Severance Agreement includes customary confidentiality, intellectual property and mutual non-disparagement restrictive covenants, as well as non-competition and non-solicitation provisions that extend for 18 months (24 months for Mr. Ruffalo) after termination (collectively, the “Restrictive Covenants”).

If an Executive experiences a termination of employment that entitles the Executive to compensation or benefits under a change in control employment arrangement with the Company (or other individual arrangement with the Company that provides for severance compensation or benefits primarily following or in connection with a “change in control”), then the Executive will not be entitled to any compensation or benefits under the Severance Agreement, the term of the Severance Agreement will immediately cease, and the Restrictive Covenants will no longer apply.

The foregoing summary of the Severance Agreements is qualified in its entirety by reference to the full text of the form of Severance Agreement for the President & Chief Executive Officer and the form of Severance Agreement for other participating Executives, copies of which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d)Exhibits

10.1	Form of Severance Agreement between Astec Industries, Inc. and President & Chief Executive Officer
10.2	Form of Severance Agreement between Astec Industries, Inc. and Certain Officers other than the President & Chief Executive Officer

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astec Industries, Inc.

Date: January 5, 2022	By:	/s/ Anshu Pasricha
Anshu Pasricha
General Counsel & Corporate Secretary